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                                                                    EXHIBIT 99.1

PRESS RELEASE

CONTACT:
Justine E. Koenigsberg
Director, Corporate Communications
(617) 349-0271


FOR IMMEDIATE RELEASE


     HIGH COURT OF JUSTICE ISSUES RULING IN ERYTHROPOIETIN PATENT LITIGATION

CAMBRIDGE, MA, APRIL 11, 2001 -- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced the High Court of Justice in London has issued an opinion in a patent infringement suit TKT and Aventis brought against Kirin-Amgen, Inc., involving Dynepo(TM), the companies' Gene-Activated(R) erythropoietin for the treatment of anemia.

Mr. Justice Neuberger of the English High Court of Justice presided over the case and ruled that one of four claims of European Patent No. 0 148 605 B2 asserted in the case against TKT and Aventis was not infringed on a literal basis but would be infringed when the claim is construed on a purposive basis (essentially under the U.K. version of the U.S. doctrine of equivalents). The other three claims asserted were found to be invalid and even if valid, incapable of infringement.

"We believe we made significant progress in this initial case and are confident we have strong grounds to appeal the remaining issue," said Richard F Selden, M.D., Ph.D., President and Chief Executive Officer of TKT. "The Judge found critical facts in our favor, and we look forward to resolution of this case in mid-2002."

Dynepo is a human erythropoietin for the treatment of anemia. Clinical development testing Dynepo as a treatment for anemia of renal failure in dialysis and pre-dialysis patients has been completed, and Aventis is pursuing marketing authorization in the both U.S. and Europe.

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Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Gene-Activated(R) proteins, Niche Protein(TM) products, and Gene Therapy. The Company's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. TKT's Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. The Company's Gene Therapy technology, known as Transkaryotic Therapy(TM), is focused on the commercialization of non-viral, EX VIVO gene therapy products for the long-term treatment of chronic protein deficiency states.



This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "estimates," "intends," "should," "could," "will," "may," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements set forth under the caption "Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 which is on file with the Securities and Exchange Commission and incorporated herein by reference. These include, without limitation, the following: (1) whether any of the Company's Gene-Activated protein, Niche Protein or gene therapy product candidates will advance in the clinical trial process, (2) whether such clinical trials will proceed in a timely manner, (3) whether the clinical trial results will warrant continued product development, (4) whether the required regulatory filings, such as Investigational New Drug applications and Biologics License Applications, are made in a timely manner, (5) whether the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies, (6) if such products receive approval, whether they will be successfully distributed and marketed, (7) whether patent litigation in which the Company is involved or may become involved are resolved in a manner adverse to the Company, (8) the effects of competitive products on the Company's proposed products, and (9) the Company's dependence on third parties, including collaborators, manufacturers and distributors.

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         Gene-Activated(R) is a registered trademark and Niche Protein(TM),
         TKT(TM), and Transkaryotic Therapy(TM) are trademarks of Transkaryotic Therapies, Inc. Dynepo(TM) is a trademark of Aventis Pharma.



         Please visit our web site at www.tktx.com for additional information about Transkaryotic Therapies, Inc.